Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)1

(Form Type)

Intel Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	3.750% Senior Notes due 2027	Rule 457(o)	$1,250,000,000	99.896%	$1,248,700,000	0.0000927	$115,755
	Debt	4.000% Senior Notes due 2029	Rule 457(o)	$850,000,000	99.752%	$847,892,000	0.0000927	$78,600
	Debt	4.150% Senior Notes due 2032	Rule 457(o)	$1,250,000,000	99.838%	$1,247,975,000	0.0000927	$115,688
	Debt	4.900% Senior Notes due 2052	Rule 457(o)	$1,750,000,000	99.797%	$1,746,447,500	0.0000927	$161,896
	Debt	5.050% Senior Notes due 2062	Rule 457(o)	$900,000,000	99.778%	$898,002,000	0.0000927	$83,245

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$5,989,016,500		$555,184

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$555,184

[1]	Final Prospectus Supplement